EXHIBIT 99.1
CONTACTS:
Ray Tharpe
Investor Relations
561/438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561/438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES RECORD THIRD QUARTER SALES AND EARNINGS
•	Sales Growth of 10% to $3.9 Billion

•	Diluted EPS of $0.47 vs. ($0.15) Last Year

•	Excluding Charges, Diluted EPS up 40% to $0.49 vs. $0.35 Last Year

•	NA Retail Comparable Store Sales up 3%
Delray Beach, Fla., October 17, 2006 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced record third quarter results for the fiscal period ended September 30, 2006.
THIRD QUARTER RESULTS 1
Total Company sales for the third quarter grew 10% to a record $3.9 billion compared to the third quarter of 2005. Sales in North America were up 10%, while International sales increased 13% in U.S. dollars and 9% in local currencies. North American Retail comparable store sales were up 3% for the quarter.
Net earnings for the quarter were $133 million compared to a net loss of $48 million in the same quarter of the prior year. Diluted earnings per share were $0.47 in the third quarter of 2006 versus a per share loss of $0.15 in the same period a year ago. Excluding certain charges (Third Quarter Charges), net earnings as adjusted increased to $139 million in the third quarter of 2006 from $111 million in 2005. Diluted earnings per share as adjusted increased 40% to $0.49 in the third quarter of 2006 from $0.35 in the same period last year.
For the quarter, operating profit as a percentage of sales was 5.0% compared to an operating loss of 2.8% in the prior year. Operating profit margin, as adjusted, increased 110 basis points to 5.1% from 4.0%. This improvement results from a 30 basis point expansion in gross profit margin and an 80 basis point reduction in our operating expense ratio which reflects leverage on higher sales and cost efficiencies.
Office Depot continued executing against its strategic goal of global expansion with the acquisition during the quarter of Papirius, one of the largest business-to-business suppliers of office products and services in Eastern Europe. Papirius has annual revenues of more than $56 million, and operations in the Czech Republic, Lithuania, Hungary and Slovakia. This business has been included in the International Division’s results since the date of acquisition but the impact was not material to results. Last week, Office Depot closed on the acquisition of AsiaEC, one of the largest suppliers of office products and

[1]	Includes non-GAAP information. Third Quarter Charges are more fully described in our Form 10-K and 10-Q filings. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate website, www.officedepot.com, under the category Investor Relations. Also, during the third quarter of 2006, the Company modified its presentation of Division operating profit to exclude Third Quarter Charges.

services in China. Financial results of that acquisition will be included in Company operations beginning in the fourth quarter of 2006.
In the third quarter, Office Depot repurchased approximately 5.3 million shares of common stock for $200 million under the repurchase programs previously approved by the Board of Directors. At the end of the quarter, approximately $300 million remained authorized for future repurchases.
ROIC, as adjusted, improved to 14.8% for the trailing four quarters of 2006 as compared to 11.8% in the prior year. ROE, as adjusted, increased to 19.8% for the trailing four quarters of 2006 compared to 13.1% for the same period of 2005.
“We are extremely pleased with the record sales and earnings Office Depot achieved in the third quarter,” said Steve Odland, Office Depot’s Chairman and CEO. “The strategic initiatives that we have implemented have led to significant sales growth in each of our Divisions as well as lower operating expenses and expanded margins.”
THIRD QUARTER DIVISION RESULTS
North American Retail Division
Third quarter sales in the North American Retail Division increased 8% to $1.8 billion compared to the same period last year. Comparable store sales in the 998 stores in the U.S. and Canada that have been open for more than one year increased 3% in the third quarter, led by the technology product category and back-to-school season. This represents the 11th consecutive quarter of positive comparable sales.
The North American Retail Division had an operating profit of $120 million for the third quarter of 2006, up from $108 million in the same period of the prior year. Gross margins also improved over last year. This improvement reflected an expansion in product margins driven by category management and an increase in private brand sales from both growth in existing products and the introduction of new products across many categories. During the quarter, Office Depot accelerated the pace of remodeling and store expansions by opening 50 new stores (76 year to date) and remodeling 64 (113 year to date). These retail initiatives raised operating expenses by 70 basis points compared to the third quarter of the prior year. Despite these cost pressures, operating profit margin improved 20 basis points to 6.8% in the quarter from 6.6% in the prior year period.
At the end of the third quarter, Office Depot operated a total of 1,121 stores throughout the U.S. and Canada.
Inventory per store was $923 thousand as of the end of the third quarter of 2006, relatively consistent with the prior year.
North American Business Solutions Division
Sales in the North American Business Solutions Division increased by 12% to $1.2 billion in the third quarter compared to the same period last year. This increase was due to growth in key product categories and average order values. Third quarter revenue reflects strong organic growth in the contract sales channel, as well as a full quarter of revenue from Allied Office Products, a contract stationer acquired during the second quarter of 2006. This growth more than offset declines experienced in the direct selling channel as the Company executed brand consolidation in this Division and deliberately reduced some unprofitable business.

The North American Business Solutions Division operating profit was $97 million for the third quarter of 2006 compared to $82 million for the same period of the prior year. Operating profit margin increased approximately 40 basis points to 8.0% in the third quarter of 2006 from 7.6% in the same period of 2005. This improvement resulted from slight gross margin expansion, as well as cost savings and operating efficiencies. Division results for the quarter also reflect costs associated with the continued investment in the expansion of the Company’s contract sales force and certain short-term costs associated with the integration of the Allied acquisition. Additionally, Office Depot’s supply chain continued its history of improvements in operating expense leverage.
International Division
Sales in the International Division increased 13% in U.S. dollars to $882 million compared to the third quarter of 2005. Sales in local currencies increased 9%, representing the third straight quarter of positive growth. This significant increase was attributable to both organic growth, achieved across all channels, and to revenue from recent acquisitions. These acquisitions have been consolidated since their respective purchase dates, but operating income was not material to the Division results for the quarter.
Division operating profit was $55 million in the third quarter of 2006 compared to $42 million in the prior year’s third quarter. Operating profit margin expanded by 90 basis points to 6.3% in the third quarter of 2006 from 5.4% in the same period of 2005 due to continued improvements in operating activities coupled with the stabilization of gross margins.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding Third Quarter Charges is presented in this release and also may be accessed on our corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot’s 20th Anniversary
October marks Office Depot’s 20th Anniversary. In recognition of this major milestone, the Company is celebrating with a variety of activities ranging from customer promotions and global associate celebrations to the ringing of the “Closing Bell” at the New York Stock Exchange.
Click here to visit Office Depot’s 20th Anniversary Internet Press Kit.
In 1986, when warehouse superstores first began to open around the country, three entrepreneurs (Pat Sher, Jack Kopkin, and Stephen Dougherty) decided to start a new kind of superstore — a place where small- and medium-sized businesses could obtain the same discounts that large corporations received. They called their budding enterprise Office Depot.
Office Depot opened its first store in Lauderdale Lakes, Fla. on October 9, 1986 and ended the year with about $2 million in sales and a dedicated workforce of less than 200 associates. By providing customers with the industry’s broadest selection of supplies, technology, and furniture, Office Depot quickly became an industry force — and today, the company is one of the top multi-channel retailers in the United States and around the globe.

“Starting with a single store in South Florida, Office Depot has grown into a $15 billion, Fortune 150 company with 50,000 associates worldwide selling to customers directly and through affiliates in 42 countries,” said Steve Odland, Chairman and CEO of Office Depot.
“As we look to the next 20 years, the Office Depot management team has never been more focused on implementing the strategies necessary to profitably grow our business in all channels and in all parts of the world. We strongly believe that the initiatives that we have in place will not only help our customers to be more successful, but will keep Office Depot front and center in the global marketplace for many years to come.”
About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of nearly $15 billion, and employs approximately 50,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 42 countries.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of September 30, 2006, Office Depot had 1,121 retail stores in North America and another 323 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.2 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 15, 2006 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	September 30,	December 31,	September 24,
	2006	2005	2005
Assets

Current assets:
Cash and cash equivalents	$328,924	$703,197	$584,701
Short-term investments	—	200	248,675
Receivables, net	1,442,229	1,232,107	1,279,362
Inventories, net	1,414,342	1,360,274	1,243,890
Deferred income taxes	128,037	136,998	148,309
Prepaid expenses and other current assets	115,456	97,286	73,352

Total current assets	3,428,988	3,530,062	3,578,289

Property and equipment, net	1,396,179	1,311,737	1,292,596
Goodwill	1,119,700	881,182	918,567
Other assets	456,406	375,544	356,958

Total assets	$6,401,273	$6,098,525	$6,146,410

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,535,162	$1,324,198	$1,255,432
Accrued expenses and other current liabilities	1,194,420	979,796	1,017,823
Income taxes payable	146,952	117,487	52,560
Short-term borrowings and current maturities of long-term debt	34,875	47,270	13,093

Total current liabilities	2,911,409	2,468,751	2,338,908

Deferred income taxes and other long-term liabilities	387,412	321,455	307,871
Long-term debt, net of current maturities	591,455	569,098	552,558
Minority interest	10,453	—	—

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares — Q3 2006: 425,660,487, Q4 2005: 419,812,671, and Q3 2005: 418,934,660	4,257	4,198	4,189
Additional paid-in capital	1,677,700	1,517,373	1,475,947
Accumulated other comprehensive income	244,506	140,745	164,204
Retained earnings	3,248,162	2,867,067	2,760,801
Treasury stock, at cost — Q3 2006: 147,251,849, Q4 2005: 122,787,210, and Q3 2005: 111,142,167	(2,674,081)	(1,790,162)	(1,458,068)

Total stockholders’ equity	2,500,544	2,739,221	2,947,073

Total liabilities and stockholders’ equity	$6,401,273	$6,098,525	$6,146,410

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2006	2005	2006	2005
Sales	$3,857,144	$3,492,900	$11,167,751	$10,559,843
Cost of goods sold and occupancy costs	2,670,305	2,446,301	7,700,764	7,325,342

Gross profit	1,186,839	1,046,599	3,466,987	3,234,501

Store and warehouse operating and selling expenses	834,121	841,246	2,434,147	2,409,398
Asset impairment	—	121,902	—	121,902
General and administrative expenses	161,237	180,168	478,114	492,466

Operating profit (loss)	191,481	(96,717)	554,726	210,735

Other income (expense):
Interest income	2,101	6,302	9,446	17,532
Interest expense	(10,724)	(6,576)	(33,137)	(32,138)
Miscellaneous income, net	6,357	5,540	20,446	17,931

Earnings (loss) before income taxes	189,215	(91,451)	551,481	214,060

Income taxes	55,956	(43,570)	170,386	46,534

Net earnings (loss)	$133,259	$(47,881)	$381,095	$167,526

Earnings (loss) per common share:
Basic	$0.48	$(0.15)	$1.34	$0.54
Diluted	0.47	(0.15)	1.31	0.53

Weighted average number of common shares outstanding:
Basic	279,298	311,915	283,859	312,690
Diluted	284,872	311,915	290,179	317,640

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended
	September 30,	September 24,
	2006	2005
Cash flow from operating activities:
Net earnings	$381,095	$167,526
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	204,655	205,274
Charges for losses on inventories and receivables	72,151	65,321
Asset impairments	—	121,902
Changes in working capital and other	134,542	(145,673)

Net cash provided by operating activities	792,443	414,350

Cash flows from investing activities:
Capital expenditures	(217,596)	(201,217)
Acquisitions, net of cash acquired	(199,917)	—
Proceeds from disposition of assets	22,839	46,419
Purchase of short-term investments	(961,450)	(1,534,215)
Sale of short-term investments	961,650	1,445,687
Other	1,207	—

Net cash used in investing activities	(393,267)	(243,326)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	90,376	164,863
Tax benefits from employee share-based payments	35,846	15,840
Acquisition of treasury stock	(870,576)	(484,868)
Net payments on long- and short-term borrowings	(33,017)	(37,060)

Net cash used in financing activities	(777,371)	(341,225)

Effect of exchange rate changes on cash and cash equivalents	3,922	(38,825)

Net decrease in cash and cash equivalents	(374,273)	(209,026)
Cash and cash equivalents at beginning of period	703,197	793,727

Cash and cash equivalents at end of period	$328,924	$584,701

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)
In addition to current period measures, the Company has compiled financial information on a trailing four quarters basis. The inclusion of this information is not intended to suggest that the company is highly-seasonal, but to provide perspective on the results of events that have transpired during the course of a year. Management reviews this information to assess the effectiveness of growth initiatives, streamlining and cost control measures and other operational activities put in place during the period.
Total Company
 (Dollars in millions)

	Trailing 4 Quarters
	September 30,	September 24,
	2006	2005	Change
Sales	$14,886.9	$14,029.3	6%

EBIT[1]	$718.2	$335.4	114%
% of sales	4.8%	2.4%	240 bps
EBIT — as adjusted[1]	$796.0	$605.6	31%
% of sales	5.3%	4.3%	100 bps

Net earnings	$487.4	$219.7	122%
Net earnings — as adjusted[1]	$523.9	$419.2	25%

Diluted Earnings Per Share	$1.65	$0.69	139%
Diluted Earnings Per Share — as adjusted[1]	$1.78	$1.32	35%

EBITDA — as adjusted[1]	$1,063.5	$884.9	20%
% of sales	7.1%	6.3%	80 bps

Return on Equity (ROE) — as adjusted[1]	19.8%	13.1%	670 bps

Return on Invested Capital (ROIC) — as adjusted [1]	14.8%	11.8%	300 bps

Average shares	294.6	316.9	-7%

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT — as adjusted and EBITDA — as adjusted exclude the Third Quarter Charges. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (the “Third Quarter Charges” or “Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business, including Division performance, during the period. Initially, management reviewed financial results both with and without Third Quarter Charges. During the third quarter of 2006, we concluded that the Divisional information provided to our chief operating decision maker excluded Charges. Accordingly, we have modified our measure of Division operating profit to be consistent with this view and have recast our previously disclosed amounts.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

			Third Quarter
Q3 2006	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,186.8	30.8%	$0.2	$1,187.0	30.8%
Operating Expenses	$995.4	25.8%	$(5.3)	$990.1	25.7%
Operating Profit	$191.5	5.0%	$5.4	$196.9	5.1%
Net Earnings	$133.3	3.5%	$5.2	$138.5	3.6%

Diluted Earnings Per Share	$0.47		$0.02	$0.49

			Third Quarter
Q3 2005	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,046.6	30.0%	$17.8	$1,064.4	30.5%
Operating Expenses	$1,143.3	32.7%	$(219.0)	$924.3	26.5%
Operating Profit (loss)	$(96.7)	(2.8%)	$236.8	$140.1	4.0%
Net Earnings (loss)	$(47.9)	(1.4%)	$159.1	$111.3	3.2%

Diluted Earnings (Loss) Per Share	$(0.15)		$0.50	$0.35

			Third Quarter
YTD 2006	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$3,467.0	31.0%	$0.7	$3,467.7	31.0%
Operating Expenses	$2,912.3	26.1%	$(31.6)	$2,880.7	25.8%
Operating Profit	$554.7	5.0%	$32.3	$587.0	5.3%
Net Earnings	$381.1	3.4%	$25.7	$406.8	3.6%

Diluted Earnings Per Share	$1.31		$0.09	$1.40

			Third Quarter
YTD 2005	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$3,234.5	30.6%	$17.8	$3,252.3	30.8%
Operating Expenses	$3,023.8	28.6%	$(219.0)	$2,804.8	26.6%
Operating Profit	$210.7	2.0%	$236.8	$447.5	4.2%
Net Earnings	$167.5	1.6%	$159.1	$326.7	3.1%

Diluted Earnings Per Share	$0.53		$0.50	$1.03

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2006	2005	2006	2005
Sales	$1,767.9	$1,635.9	$5,066.2	$4,785.2
% change	8%	10%	6%	8%

Division operating profit	$120.3	$107.9	$351.5	$291.0
% of sales	6.8%	6.6%	6.9%	6.1%
North American Business Solutions Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2006	2005	2006	2005
Sales	$1,207.7	$1,080.9	$3,466.3	$3,197.8
% change	12%	5%	8%	5%

Division operating profit	$96.8	$82.1	$295.4	$243.1
% of sales	8.0%	7.6%	8.5%	7.6%
International Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2006	2005	2006	2005
Sales	$881.6	$776.9	$2,635.2	$2,579.0
% change	13%	(4)%	2%	(1)%

Division operating profit	$55.2	$41.6	$169.1	$150.4
% of sales	6.3%	5.4%	6.4%	5.8%
Division operating profit has been recast to conform to the presentation used by management to evaluate segment operating performance and to allocate resources. The modification has been to exclude Third Quarter Charges from the Division performance. Those Charges are evaluated at a corporate level. No change has been made to total Company operating profit.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Other Selected Financial Information
 (In thousands, except operational data)

	39 Weeks Ended
	September 30, 2006	September 24, 2005
Cumulative share repurchases ($):	$870,576	$484,868
Cumulative share repurchases (shares):	24,285	18,317
Shares outstanding, end of quarter	278,409	307,792
Amount authorized for future share repurchases, end of quarter ($):	$299,748
Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2006	2005	2006	2005
Store Statistics

United States and Canada:
Store count:
Stores opened	50	13	76	64
Stores closed	—	15	2	24
Stores relocated	1	—	5	5
Total U.S. and Canada stores	1,121	1,009	1,121	1,009

North American Retail Division square footage:	27,793,221	25,485,067
Average square footage per NAR store	24,793	25,258
Average sales per square foot	$259	$261	$254	$257
Inventory per store (end of period)	$923,000	$921,000
International Division company-owned:
Store count:
Stores opened	4	1	12	1
Stores closed	—	3	—	5
Stores acquired	—	—	42	—
Total International company-owned stores	124	74	124	74